Exhibit (c)(2)

May 17, 2012 Presentation to the Special Committee – Fairness Opinion Financial Analysis & Support Bidz.com, Inc. This presentation and analysis (“Presentation”) is delivered in connection with the certain fairness opinion dated May 17, 2012. The Presentation is not part of the opinion and may only be reviewed and not published or disseminated in any way by Bidz.com, Inc., the Special Committee of its board, or any of its advisors without Imperial Capital’s prior written consent.

--Confidential-- 2 Disclaimer The following pages contain material provided to the Special Committee of the Board of Directors (the “Special Committee”) of Bidz.com, Inc. (“BIDZ” or the “Company”) by Imperial Capital, LLC (“Imperial Capital”) in connection with the proposed transaction (the “Transaction”) whereby Glendon Group, Inc. will acquire the Company under an agreement and plan of merger. The fairness opinion (the “Opinion”) prepared in connection with the Transaction does not constitute an opinion with respect to the merits of the Company’s underlying business decision to effect the Transaction, any legal, tax or accounting issues concerning the Transaction, any terms of the Transaction (other than the consideration) or the relative merits of the Transaction as compared to any alternatives that might exist for the Company, the effect of any other transaction in which the Company might engage or the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction or any class of such persons. The accompanying material was prepared on a confidential basis for use in connection with an oral presentation to the Special Committee and not with a view toward complying with disclosure standards under state and Federal securities laws. The information contained in this presentation was based upon publicly available information obtained by Imperial Capital or information furnished by the Company or its other respective advisors. Imperial Capital has relied, without independent investigation or verification, on the accuracy and completeness of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate and complete in all respects. All budgets, projections, financial analyses, reports and other information with respect to the Company’s operations contained herein have been prepared by the management of the Company and involve numerous and significant subjective determinations made by such management. The estimates, budgets and projections contained herein may or may not be achieved and differences between projected results and those actually achieved may be material and adverse. With respect to financial projections examined by Imperial Capital, Imperial Capital assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform in accordance with such projections for all periods specified therein. No representation or warranty, expressed or implied, is made as to the accuracy, completeness or fairness of such information and nothing contained herein is, or shall be relied upon as, a promise or representation, whether as to the past or the future. Neither Imperial Capital nor any of its advisors take any responsibility for the accuracy of the information provided by the Company or any third party or for the completeness of any of the accompanying material. Imperial Capital has not been requested to, and did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or conduct a comprehensive physical inspection of any of the Company’s assets, nor has Imperial Capital been furnished with any such evaluations or appraisals or reports of such physical inspections, nor has Imperial Capital assumed any responsibility to obtain any such evaluations, appraisals or reports.

--Confidential-- 3 Disclaimer The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, Imperial Capital did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Imperial Capital’s analyses must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein. In its analyses, Imperial Capital made many assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth herein. In addition, analyses relating to the value of the Company do not purport to be appraisals or to reflect the prices at which the Company actually may be sold. Imperial Capital will be paid a fee (an “Opinion Fee”) upon delivery of its opinion as to the fairness, from a financial point of view, of the consideration to the holders of the Company’s common stock (other than specified parties) in connection with the Transaction. No portion of the Opinion Fee is contingent upon the consummation of the Transaction or the conclusions reached in the Opinion. These materials are intended for the benefit and use of the Special Committee and as such are not to be relied upon by any other person or used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in whole or in part, without Imperial Capital’s prior written consent; provided, however, that the delivered Opinion in connection with the Transaction by Imperial Capital may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission in respect of the Transaction and the Company may summarize or otherwise reference the existence of such opinion in such documents provided that Imperial Capital has a reasonable opportunity to review or participate in drafting the portions of any such summary or reference language. The conclusions expressed herein are subject to the assumptions, limitations and other matters contained in the written Opinion being delivered to the Special Committee. These materials do not constitute a recommendation to any holder of the Company’s common stock as to how such person should vote or act with respect to the Transaction.

--Confidential-- 4 Table of Contents I. Transaction Overview II. Company, Financial & Stock Price Performance Overview III. Valuation Summary IV. Appendices A. Selected Company Analysis B. WACC Calculation

Transaction Overview

--Confidential-- 6 The following presentation is a summary of the analysis conducted by Imperial Capital, LLC (“Imperial Capital”) with respect to the proposed purchase of Bidz.com, Inc. (“BIDZ” or the “Company”) by Glendon Group, Inc. (“Glendon”) (the “Transaction”) On May 16, 2012, Glendon indicated a willingness to increase the proposed purchase price to $0.78 for each share of BIDZ common stock (the “Consideration”). This was the second time Glendon revised its offer as a result of ongoing negotiations with the Special Committee On May 10, 2012, Glendon increased the price to $0.75 for each share of BIDZ common stock, up from their March 14, 2012 offer of $0.72. The increase was a result of the Special Committee’s counterproposal of $0.86 Imperial Capital was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company The Special Committee is engaging a banker to perform a “go-shop” as permitted in the Merger Agreement The “go-shop” period is designated to be 30 days and will begin on, or before, the 5th business day after signing the Merger Agreement. The Company may continue discussions with potential buyers that arise during the “go-shop” period for an additional 15 days. According to a study by Practical Law Company, Inc., there were 16 deals in 2011 that contained a go-shop provision ranging from 30 to 60 days with an average of 40 days Imperial Capital has been engaged to provide an opinion as to the fairness, from a financial point of view, of the Consideration to be paid to the common stockholders of the Company (other than specified parties) in connection with the Transaction, which will be delivered under separate cover pursuant to the qualifications and assumptions set forth herein Transaction Overview Introduction

Transaction Overview

The following table outlines the financial and implied valuation metrics

Implied Purchase Price Valuation Summary			
(values in millions, except price per share)		Current 5/15/12	Offer 5/16/12
Price Per Share		$0.49	$0.78
Common Shares Issued & Outstanding (1) (3)		18.3	18.3
Shares Underlying Warrants (2)		-	-
Fully-Diluted Shares Outstanding		18.3	18.3
Equity Value		**$9.0**	**$14.3**
(+) Total Debt (3)		-	-
(+) Noncontrolling Interest (3)		-	-
(-) Cash (3)		(1.6)	(1.6)
Enterprise Value (EV)		**$7.4**	**$12.7**
EV as a Multiple of:	Operating Data		
2011A Revenue	$86.4	0.09x	0.15x
LTM 3/31/12 Revenue (3)	79.6	0.09x	0.16x
2012P Revenue	70.3	0.10x	0.18x
2011A FCF (4)	($0.3)	NM	NM
LTM 3/31/12 FCF (3) (4)	(0.1)	NM	NM
2012P FCF (4)	(0.7)	NM	NM
2011A EBITDA	($5.5)	NM	NM
LTM 3/31/12 EBITDA (3)	(6.6)	NM	NM
2012P EBITDA	(5.6)	NM	NM

Source: Merger Agreement and Capital IQ.

NA - Actual financial metric was not available at the respective date.

NM - Valuation metric was either negative or is not appropriate as it is superseded by more current financial data.

(1) Includes 407,450 restricted shares which accelerate upon a change of control.

(2) All warrants are "out-of-the-money" with an average exercise price of $9.90.

(3) Source: 10Q filed on May 11, 2012.

(4) FCF defined as EBITDA less changes in working capital less capital expenditures.

Imperial Capital

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--Confidential-- 8 BIDZ Shareholder Profile Company Overview Holder # of Shares % Economic Ownership Top Insiders Marina Zinberg 3,865,604 21.0% David Zinberg 2,898,134 15.8% Garry Itkin 450,000 2.4% Lawrence Kong 152,640 0.8% Peter Hanelt 127,355 0.7% Leonid Kuperman 93,471 0.5% Claudia Liu 60,000 0.3% Total 7,647,204 41.6% Top Institutions / Investors Saied Aframian 1,426,000 7.8% Lacuna Hedge Fund 1,132,480 6.2% Vanguard Group 226,742 1.2% Rawleigh Ralls 200,000 1.1% Manjit Singh 88,750 0.5% Susquehanna International Group 46,667 0.3% Rich O'Leary 40,000 0.2% Renaaissance Technologies 29,780 0.2% Knight Capital Group 27,807 0.2% Northern Trust Corporation 26,930 0.1% Total 3,245,156 17.7% Public & Other 7,486,685 40.7% Total Shares 18,379,045 100.0% Source: Bloomberg (as of May 1, 2012)

Company, Financial & Stock Price Performance Overview

--Confidential-- 10 BIDZ is an online retailer of jewelry, watches, accessories and other brand name merchandise featuring a live auction format as well as fixed priced merchandise BIDZ owns a centralized warehouse and fulfillment center that enables suppliers to ship their products to a single location BIDZ’s auction website utilizes: $1 minimum bids for many auctions 15-second time extensions for all auctions each time a bid is received within 15 seconds of termination of the auction Short term auctions, often lasting several hours, to provide customers with immediate gratification to encourage frequent visits and active viewing of the website BIDZ operates two primary and distinct businesses: Bidz.com (“Bidz.com”): Provides jewelry, watches, accessories and other brand name merchandise through a continuous live auction format Modnique.com (“Modnique”): Provides designer products, clothing and consumer goods through a limited time sales event concept (“flash sale”) that utilizes a just-in-time ordering model to offer favorable deals that attract more cost conscious customers Company Overview BIDZ.com, Inc.

Financial Summary

BIDZ – Consolidated Income Statement

Income Statement

($ in millions)	FYE December 31,					LTM	FYE December 31,		
	2007A	**2008A**	**2009A**	**2010A**	**2011A**	**3/31/2012**	**2012E**	**2013P**	**2014P**
Merchandise sales	$186.8	$177.1	$106.0	$98.1	$79.1	$72.8	-	-	-
Wholesale merchandise sales	-	29.9	4.0	6.3	6.8	6.4	-	-	-
Other revenue	0.3	0.4	0.3	0.4	0.5	0.4	-	-	-
Net Sales	**$187.1**	**$207.4**	**$110.4**	**$104.8**	**$86.4**	**$79.6**	**$70.3**	**$84.4**	**$106.3**
Growth %	-	*10.8%*	*(46.8%)*	*(5.1%)*	*(17.6%)*	-	*(18.5%)*	*6.0%*	*51.1%*
Cost of Sales	**$132.7**	**$148.7**	**$76.7**	**$78.7**	**$63.7**	**$58.5**	**$50.5**	**$60.9**	**$76.8**
Gross Profit	54.4	58.7	33.7	26.1	22.7	21.1	19.8	23.6	29.5
Margin %	*29.1%*	*28.3%*	*30.6%*	*24.9%*	*26.3%*	*26.5%*	*28.2%*	*27.9%*	*27.8%*
G&A	20.5	21.7	19.2	20.8	20.3	19.6	18.8	18.2	19.0
Selling & Marketing	12.6	12.7	9.1	6.2	7.9	8.0	6.7	7.3	9.2
D&A	0.5	0.7	0.8	0.7	0.5	0.5	0.3	0.4	0.4
Operating Income	20.8	23.7	4.6	(1.6)	(6.0)	(7.0)	(5.9)	(2.2)	1.0
(+) D&A	0.5	0.7	0.8	0.7	0.5	0.5	0.3	0.4	0.4
EBITDA	**$21.3**	**$24.4**	**$5.4**	**($1.0)**	**($5.5)**	**($6.6)**	**($5.6)**	**($1.9)**	**$1.3**
Margin %	*11.4%*	*11.7%*	*4.9%*	*NM*	*NM*	*NM*	*NM*	*NM*	*1.2%*
(-) Capital Expenditures	(1.4)	(1.1)	(0.4)	(0.2)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)
(+/-) Changes in Working Capital	(23.5)	(2.7)	1.8	2.7	5.5	6.7	5.2	2.0	(1.0)
Free Cash Flow ("FCF")[1]	**($3.5)**	**$20.6**	**$6.8**	**$1.6**	**($0.3)**	**($0.1)**	**($0.7)**	**($0.2)**	**($0.0)**

Source: 2007A - LTM 3/31/12 financial information from 10K and 10Q filings. 2012E - 2014P financial information provided by Company management via email on May 2, 2012 and diligence meeting with Company management on May 4, 2012.

(1) Free Cash Flow defined as EBITDA less changes in working capital less capital expenditures.

Imperial Capital

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--Confidential-- 12 Income Statement Financial Summary Bidz.com Business Segment ($ in millions) FYE December 31, LTM FYE December 31, 2010A 2011A 3/31/12 2012P 2013P 2014P Net Sales $101.1 $74.8 $65.1 $46.1 $47.5 $50.8 % Growth - (26.0%) - (38.4%) 3.0% 7.0% Cost of Sales 75.7 55.0 47.4 31.8 32.7 35.0 % Sales 74.9% 73.5% 72.9% 69.1% 69.0% 69.0% Gross Profit $25.4 $19.8 $17.6 $14.2 $14.7 $15.7 % Sales 25.1% 26.5% 27.1% 30.9% 31.0% 31.0% G&A 19.3 16.9 15.6 13.4 12.0 12.0 % Sales 19.1% 22.6% 23.9% 29.0% 25.4% 23.7% Selling & Marketing 6.0 7.0 6.6 4.1 3.3 3.3 % Sales 5.9% 9.3% 10.2% 8.8% 7.0% 6.5% D&A 0.7 0.5 0.5 0.3 0.3 0.3 % Sales 0.7% 0.6% 0.7% 0.7% 0.7% 0.6% Total Operating Expenses $26.0 $24.4 $22.7 $17.7 $15.7 $15.7 % Sales 25.7% 32.6% 34.8% 38.5% 33.0% 30.8% Operating Income ($0.6) ($4.5) ($5.0) ($3.5) ($0.9) $0.1 % Sales (0.6%) (6.1%) (7.7%) (7.6%) (2.0%) 0.2% (+) D&A 0.7 0.5 0.5 0.3 0.3 0.3 % Sales 0.7% 0.6% 0.7% 0.7% 0.7% 0.6% EBITDA $0.0 ($4.1) ($4.6) ($3.2) ($0.6) $0.4 % Sales 0.0% NM NM NM NM 0.8% Source: Company management.

--Confidential-- 13 Financial Summary Modnique Business Segment Income Statement ($ in millions) FYE December 31, LTM FYE December 31, 2010A 2011A 3/31/12 2012P 2013P 2014P Net Sales $3.7 $11.5 $14.5 $24.3 $37.0 $55.5 % Growth - 214.0% - 110.3% 52.3% 50.2% Cost of Sales 2.9 8.7 11.1 18.7 28.1 41.7 % Sales 79.3% 75.3% 76.4% 76.9% 76.0% 75.2% Gross Profit $0.8 $2.9 $3.4 $5.6 $8.9 $13.8 % Sales 20.7% 24.7% 23.6% 23.1% 24.0% 24.8% G&A 1.5 3.4 4.0 5.4 6.2 6.9 % Sales 40.2% 29.1% 27.8% 22.2% 16.7% 12.5% Selling & Marketing 0.3 1.0 1.4 2.6 4.0 5.9 % Sales 7.7% 8.4% 9.7% 10.9% 10.7% 10.7% D&A 0.0 0.0 0.0 0.0 0.0 0.0 % Sales 0.0% 0.1% 0.1% 0.0% 0.0% 0.0% Total Operating Expenses $1.8 $4.3 $5.5 $8.0 $10.1 $12.9 % Sales 47.9% 37.6% 37.5% 33.1% 27.4% 23.2% Operating Income ($1.0) ($1.5) ($2.0) ($2.4) ($1.3) $0.9 % Sales (27.2%) (12.9%) (13.9%) (10.0%) (3.4%) 1.6% (+) D&A 0.0 0.0 0.0 0.0 0.0 0.0 % Sales 0.0% 0.1% 0.1% 0.0% 0.0% 0.0% EBITDA ($1.0) ($1.5) ($2.0) ($2.4) ($1.3) $0.9 % Sales NM NM NM NM NM 1.6% Source: Company management.

Financial Summary

BIDZ – Consolidated Quarterly Income Statement

Income Statement

($ in millions)	Actual					Projected			2012 Over 2011 % Change			
	Q1 11	Q2 11	Q3 11	Q4 11	Q1 12	Q2 12	Q3 12	Q4 12	Q1 YOY	Q2 YOY	Q3 YOY	Q4 YOY
Net Sales	**$24.9**	**$20.0**	**$20.3**	**$21.2**	**$18.1**	**$15.3**	**$16.0**	**$20.9**	*(27.1%)*	*(23.6%)*	*(20.9%)*	*(1.4%)*
Cost of Sales	17.9	15.5	15.5	14.7	12.8	11.1	11.6	15.0	*(28.7%)*	*(28.4%)*	*(25.3%)*	*2.0%*
% Sales	*72.0%*	*77.4%*	*76.5%*	*69.6%*	*70.4%*	*72.6%*	*72.2%*	*72.0%*				
Gross Profit	**$7.0**	**$4.5**	**$4.8**	**$6.4**	**$5.4**	**$4.2**	**$4.5**	**$5.8**	*(23.1%)*	*(7.4%)*	*(6.5%)*	*(9.2%)*
% Sales	*28.0%*	*22.6%*	*23.5%*	*30.4%*	*29.6%*	*27.4%*	*27.8%*	*28.0%*				
G&A	5.7	5.2	4.8	4.5	5.0	4.5	4.6	4.7	*(11.9%)*	*(14.2%)*	*(5.9%)*	*3.5%*
% Sales	*22.8%*	*26.1%*	*23.9%*	*21.5%*	*27.5%*	*29.4%*	*28.4%*	*22.5%*				
Selling & Marketing	1.6	2.2	2.4	1.7	1.7	1.5	1.6	1.9	*5.5%*	*(32.2%)*	*(35.5%)*	*13.2%*
% Sales	*6.6%*	*11.0%*	*11.9%*	*7.9%*	*9.6%*	*9.8%*	*9.7%*	*9.1%*				
D&A	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	*(15.6%)*	*(38.2%)*	*(39.4%)*	*(32.6%)*
% Sales	*0.5%*	*0.6%*	*0.6%*	*0.5%*	*0.6%*	*0.5%*	*0.5%*	*0.4%*				
Total Operating Expenses	**$7.4**	**$7.6**	**$7.4**	**$6.3**	**$6.8**	**$6.1**	**$6.2**	**$6.7**	*(8.1%)*	*(19.8%)*	*(16.1%)*	*5.4%*
% Sales	*29.9%*	*37.8%*	*36.4%*	*29.9%*	*37.7%*	*39.7%*	*38.6%*	*32.0%*				
Operating Income	**($0.5)**	**($3.0)**	**($2.6)**	**$0.1**	**($1.5)**	**($1.9)**	**($1.7)**	**($0.8)**	*216.6%*	*(38.3%)*	*(33.6%)*	*NM*
% Sales	*(1.9%)*	*(15.2%)*	*(12.9%)*	*0.4%*	*(8.1%)*	*(12.3%)*	*(10.8%)*	*(4.0%)*				
(+) D&A	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	*(15.6%)*	*(38.2%)*	*(39.4%)*	*(32.6%)*
% Sales	*0.5%*	*0.6%*	*0.6%*	*0.5%*	*0.6%*	*0.5%*	*0.5%*	*0.4%*				
EBITDA	**($0.3)**	**($2.9)**	**($2.5)**	**$0.2**	**($1.4)**	**($1.8)**	**($1.7)**	**($0.8)**	*307.0%*	*(38.3%)*	*(33.3%)*	*NM*
% Sales	*NM*	*NM*	*NM*	*1.0%*	*NM*	*NM*	*NM*	*NM*				

Source: Company management.

Imperial Capital --Confidential-- 14

Financial Summary

Bidz.com Business Segment – Quarterly Income Statement

Income Statement – Bidz.com

($ in millions)	Actual					Projected			2012 Over 2011 % Change			
	Q1 11	Q2 11	Q3 11	Q4 11	Q1 12	Q2 12	Q3 12	Q4 12	Q1 YOY	Q2 YOY	Q3 YOY	Q4 YOY
Net Sales	**$22.8**	**$17.9**	**$17.6**	**$16.5**	**$13.0**	**$9.8**	**$10.0**	**$13.2**	*(42.8%)*	*(45.7%)*	*(42.9%)*	*(19.8%)*
Cost of Sales	16.5	13.9	13.4	11.2	8.9	6.8	7.0	9.2	*(45.9%)*	*(51.3%)*	*(48.1%)*	*(17.9%)*
% Sales	*72.2%*	*77.4%*	*76.3%*	*68.0%*	*68.2%*	*69.4%*	*69.4%*	*69.5%*				
Gross Profit	**$6.3**	**$4.1**	**$4.2**	**$5.3**	**$4.1**	**$3.0**	**$3.1**	**$4.0**	*(34.7%)*	*(26.3%)*	*(26.1%)*	*(23.6%)*
% Sales	*27.8%*	*22.6%*	*23.7%*	*32.0%*	*31.8%*	*30.6%*	*30.6%*	*30.5%*				
G&A	5.1	4.5	3.9	3.4	3.7	3.2	3.2	3.3	*(26.8%)*	*(29.2%)*	*(18.4%)*	*(5.0%)*
% Sales	*22.3%*	*25.0%*	*22.4%*	*20.8%*	*28.6%*	*32.6%*	*32.0%*	*24.6%*				
Selling & Marketing	1.5	2.0	2.1	1.3	1.2	0.9	0.9	1.1	*(22.3%)*	*(54.9%)*	*(57.3%)*	*(20.4%)*
% Sales	*6.8%*	*11.1%*	*12.0%*	*8.0%*	*9.2%*	*9.2%*	*9.0%*	*7.9%*				
D&A	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	*(17.6%)*	*(39.1%)*	*(40.3%)*	*(33.4%)*
% Sales	*0.6%*	*0.7%*	*0.7%*	*0.7%*	*0.8%*	*0.7%*	*0.7%*	*0.5%*				
Total Operating Expenses	**$6.8**	**$6.6**	**$6.2**	**$4.9**	**$5.0**	**$4.1**	**$4.2**	**$4.4**	*(25.6%)*	*(37.2%)*	*(32.1%)*	*(9.8%)*
% Sales	*29.7%*	*36.8%*	*35.1%*	*29.4%*	*38.6%*	*42.6%*	*41.7%*	*33.1%*				
Operating Income	**($0.4)**	**($2.6)**	**($2.0)**	**$0.4**	**($0.9)**	**($1.2)**	**($1.1)**	**($0.3)**	*111.2%*	*(54.5%)*	*(44.6%)*	*(179.7%)*
% Sales	*(1.9%)*	*(14.2%)*	*(11.4%)*	*2.6%*	*(6.8%)*	*(11.9%)*	*(11.1%)*	*(2.6%)*				
(+) D&A	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	*(17.6%)*	*(39.1%)*	*(40.3%)*	*(33.4%)*
% Sales	*0.6%*	*0.7%*	*0.7%*	*0.7%*	*0.8%*	*0.7%*	*0.7%*	*0.5%*				
EBITDA	**($0.3)**	**($2.4)**	**($1.9)**	**$0.5**	**($0.8)**	**($1.1)**	**($1.0)**	**($0.3)**	*168.9%*	*(55.2%)*	*(44.9%)*	*(150.2%)*
% Sales	*NM*	*NM*	*NM*	*3.3%*	*NM*	*NM*	*NM*	*NM*				

Source: Company management.

Imperial Capital

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15

--Confidential-- 16 Financial Summary Quarterly Income Statement – Modnique ($ in millions) Actual Projected 2012 Over 2011 % Change Q1 11 Q2 11 Q3 11 Q4 11 Q1 12 Q2 12 Q3 12 Q4 12 Q1 YOY Q2 YOY Q3 YOY Q4 YOY Net Sales $2.1 $2.1 $2.7 $4.7 $5.1 $5.6 $6.0 $7.6 144.2% 165.2% 121.7% 63.9% Cost of Sales 1.5 1.6 2.1 3.5 3.9 4.3 4.6 5.8 166.2% 168.5% 119.5% 66.0% % Sales 69.8% 77.4% 77.8% 75.4% 76.1% 78.3% 77.0% 76.3% Gross Profit $0.6 $0.5 $0.6 $1.1 $1.2 $1.2 $1.4 $1.8 93.3% 153.9% 129.5% 57.4% % Sales 30.2% 22.6% 22.2% 24.6% 23.9% 21.7% 23.0% 23.7% G&A 0.6 0.8 0.9 1.1 1.3 1.3 1.4 1.5 119.9% 75.8% 48.4% 29.4% % Sales 27.6% 35.9% 33.6% 24.1% 24.8% 23.8% 22.5% 19.0% Selling & Marketing 0.1 0.2 0.3 0.4 0.5 0.6 0.7 0.9 NM 176.6% 119.1% 136.7% % Sales 4.7% 10.4% 11.0% 7.7% 10.5% 10.8% 10.8% 11.1% D&A 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 NA 0.0% 0.0% 0.0% % Sales 0.0% 0.1% 0.1% 0.1% 0.1% 0.0% 0.0% 0.0% Total Operating Expenses $0.7 $1.0 $1.2 $1.5 $1.8 $1.9 $2.0 $2.3 167.3% 98.2% 65.7% 55.4% % Sales 32.3% 46.3% 44.7% 31.8% 35.4% 34.6% 33.4% 30.2% Operating Income ($0.0) ($0.5) ($0.6) ($0.3) ($0.6) ($0.7) ($0.6) ($0.5) NM 44.9% 2.4% 48.2% % Sales (2.1%) (23.7%) (22.4%) (7.2%) (11.5%) (12.9%) (10.4%) (6.5%) (+) D&A 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 NA 0.0% 0.0% 0.0% % Sales 0.0% 0.1% 0.1% 0.1% 0.1% 0.0% 0.0% 0.0% EBITDA ($0.0) ($0.5) ($0.6) ($0.3) ($0.6) ($0.7) ($0.6) ($0.5) NM 45.1% 2.4% 48.6% % Sales NM NM NM NM NM NM NM NM Source: Company management. Modnique Business Segment – Quarterly Income Statement

Financial Summary

BIDZ – Consolidated Balance Sheet

Balance Sheet

($ in millions)	Actual						Projected		
	As of 12/31/07	As of 12/31/08	As of 12/31/09	As of 12/31/10	As of 12/31/11	As of 3/31/12	As of 12/31/12	As of 12/31/13	As of 12/31/14
Cash	$4.8	$4.5	$1.1	$8.1	$1.2	$1.6	$1.5	$1.5	$1.5
Accounts receivable	2.1	0.7	0.4	0.7	2.7	2.4	1.0	1.2	1.5
Inventories, net	56.7	37.7	41.0	32.1	29.7	26.8	25.2	27.9	32.0
Other receivables	3.0	1.0	1.5	1.8	0.8	0.6	0.8	0.8	0.8
Current deferred tax assets	2.1	2.0	1.4	2.5	0.0	0.0	0.0	0.0	0.0
Other current assets	0.5	0.6	3.8	0.7	2.5	2.5	1.4	1.4	1.6
Total Current Assets	$69.2	$46.4	$49.2	$45.9	$36.9	$33.9	$29.9	$32.8	$37.3
Long term deferred tax assets	$0.1	$0.1	$0.7	$0.7	$0.0	$0.0	$0.0	$0.0	$0.0
Property and equipment, net	1.3	1.7	1.2	0.6	0.4	0.3	0.3	0.3	0.2
Intangible assets, net	0.2	0.2	0.2	0.2	0.3	0.3	0.3	0.3	0.3
Deposits	0.1	0.1	0.2	0.2	0.0	0.0	0.0	0.0	0.0
Total Assets	**$71.0**	**$48.4**	**$51.4**	**$47.6**	**$37.6**	**$34.5**	**$30.6**	**$33.4**	**$37.9**
Revolving credit line	$5.9	$0.0	$2.9	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Accounts payable	26.1	9.6	12.2	14.2	11.0	9.3	9.6	14.2	17.1
Accrued expenses	4.5	3.1	2.3	2.5	2.3	2.2	2.1	2.1	2.3
Deferred revenue	2.9	0.9	0.6	1.5	1.5	1.4	1.2	1.4	1.7
Total Current Liabilities	$39.4	$13.6	$18.0	$18.2	$14.7	$12.9	$12.9	$17.7	$21.2
Other Long-term Liabilities									
Total Liabilities	$39.4	$13.6	$18.0	$18.2	$14.7	$12.9	$12.9	$17.7	$21.2
Total Stockholders' Equity	31.6	34.8	33.4	29.4	22.9	21.6	17.7	15.7	16.7
Total Liabilities & Equity	**$71.0**	**$48.4**	**$51.4**	**$47.6**	**$37.6**	**$34.5**	**$30.6**	**$33.4**	**$37.9**

Source: 2007A - 3/31/12 financial information from 10K and 10Q filings. 2012E - 2014P financial information provided by Company management via email on May 2, 2012 and diligence meeting with Company management on May 4, 2012.

Imperial Capital

--Confidential--

17

Financial Summary

BIDZ – Consolidated Cash Flow Statement

Statement of Cash Flows

($ in millions)	Actual						Projected		
						LTM,	Year ended 12/31,		
	2007	2008	2009	2010	2011	3/31/12	2012	2013	2014
CASH FLOWS FROM OPERATING ACTIVITIES:									
Net Income	$18.1	$13.7	$2.5	($1.4)	($7.0)	($1.5)	($5.9)	($2.2)	$1.0
Depreciation and amortization	0.5	0.7	0.8	0.7	0.5	0.1	0.3	0.4	0.4
Stock-based compensation	0.8	1.4	1.0	1.0	0.8	0.2	0.7	0.2	0.0
Change in inventory reserve	0.6								
Loss on disposal of property and equipment	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Deferred taxes	(2.1)	0.2	(0.0)	(1.1)	3.2	0.0	0.0	0.0	0.0
Changes in assets and liabilities:									
Accounts receivable	($0.2)	$1.4	$0.3	($0.2)	($2.1)	$0.4	$1.8	($0.2)	($0.3)
Inventories	(23.0)	19.0	(3.3)	8.8	2.4	(2.9)	4.5	(2.6)	(4.1)
Other receivable	(3.0)	2.1	(0.5)	(0.4)	1.4	0.2	0.0	0.0	0.0
Other current assets	0.4	0.1	(2.6)	2.3	(1.8)	0.0	1.1	(0.0)	(0.2)
Deposits	0.0	0.0	(0.1)	0.0	0.2	0.0	0.0	0.0	0.0
Accounts payable	4.4	(16.4)	2.5	2.0	(3.2)	(1.7)	(1.4)	4.6	2.9
Accrued expenses	2.6	(1.5)	(1.1)	0.2	(0.2)	0.1	(0.2)	0.0	0.2
Deferred revenue	(1.0)	(2.0)	(0.2)	0.9	(0.1)	0.1	(0.3)	0.2	0.4
Net cash (used in) provided by operating activities	**($2.0)**	**$18.6**	**($0.8)**	**$12.9**	**($6.0)**	**($5.0)**	**$0.6**	**$0.3**	**$0.3**
CASH FLOWS FROM INVESTING ACTIVITIES:									
Capital expenditures	($1.4)	($1.1)	($0.4)	($0.2)	($0.3)	$0.0	($0.3)	($0.3)	($0.3)
Net cash used in investing activities	**($1.4)**	**($1.1)**	**($0.4)**	**($0.2)**	**($0.3)**	**$0.0**	**($0.3)**	**($0.3)**	**($0.3)**
CASH FLOWS FROM FINANCING ACTIVITIES:									
Revolving credit line	$2.0	($5.9)	$2.9	($2.9)	$0.0	$0.0	$0.0	$0.0	$0.0
Long term deferred tax assets	(0.1)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Employees share purchase receivable	(1.1)	0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Repurchase of common stock	0.0	(0.0)	(0.0)	(0.1)	(0.1)	0.0	0.0	0.0	0.0
Tax benefit from stock based compensation	3.2	0.7	(0.1)	0.0	(0.0)	0.0	0.0	0.0	0.0
Proceeds from exercise of stock options	4.8	2.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Retirement of common stock	0.0	(2.5)	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Purchase of treasury stock	(0.9)	(12.5)	(5.0)	(2.8)	(0.5)	0.0	0.0	0.0	0.0
Net cash provided by financing activities	**$7.8**	**($18.0)**	**($2.2)**	**($5.8)**	**($0.6)**	**$0.0**	**$0.0**	**$0.0**	**$0.0**
NET (DECREASE) INCREASE IN CASH	**$4.4**	**($0.4)**	**($3.3)**	**$7.0**	**($6.9)**	**($5.0)**	**$0.3**	**($0.0)**	**$0.0**

Source: 2007A - LTM 3/31/12 financial information from 10K and 10Q filings. 2012E - 2014P financial information provided by Company management via email on May 2, 2012 and diligence meeting with Company management on May 4, 2012.

Imperial Capital

--Confidential--

18

--Confidential-- 19 Two-Year Annotated Stock Price Performance Source: Capital IQ and SEC filings. Price per Share (USD) Volume Stock Price Performance $0.00 $0.25 $0.50 $0.75 $1.00 $1.25 $1.50 $1.75 $2.00 $2.25 $2.50 May-17-2010 Oct-05-2010 Feb-24-2011 Jul-15-2011 Dec-02-2011 Apr-25-2012 0 250,000 500,000 750,000 1,000,000 1,250,000 Volume BIDZ February 3, 2012 – BIDZ received notice from the SEC that the investigation of the Company has been completed and that the SEC does not intend to recommend any enforcement action against the Company November 7, 2011 – For the nine months, BIDZ reported net revenue of $65.2 million compared to $75.7 million the year before; Net loss was $7.1 million or $0.37 per share compared to $1.4 million or $0.06 per share the year before March 1, 2011 – BIDZ announced that the United States District Court for the Central District of California dismissed without leave to amend the Federal Derivative lawsuit against the Company and its board members

--Confidential-- 20 $0.00 $0.25 $0.50 $0.75 $1.00 $1.25 $1.50 May-16-2011 Jul-07-2011 Aug-26-2011 Oct-18-2011 Dec-08-2011 Feb-01-2012 Mar-23-2012 May-15-2012 0 100,000 200,000 300,000 400,000 500,000 Volume BIDZ Average Price Current Price (5/15/12) Offer Price One-Year Stock Price Performance Source: Capital IQ. Price per Share (USD) Volume Stock Price Performance (1) Calculation based on trading days. (2) Calculated as the average of daily volume multiplied by closing price. 1-Year Price Performance 1-Year High (05/18/11) $1.21 1-Year Average $0.62 1-Year Low (10/18/11) $0.35 Average Daily Volume (1) 30-Day 13,039 60-Day 19,051 90-Day 21,623 Average Dollar Volume (2) 30-Day $7,395 60-Day 11,445 90-Day 11,746

--Confidential-- 21 1,764,973 1,713,385 1,466,619 994,704 338,026 0 500,000 1,000,000 1,500,000 2,000,000 $0.00 to $0.50 $0.51 to $0.75 $0.76 to $1.00 $1.01 to $1.25 $1.26 to $1.50 0% 25% 50% 75% 100% Volume Cumulative Volume (%) Volume by Price One-Year Volume by Acquisition Price One-Year Volume History by Price Source: Capital IQ. (shares traded) 28.1% 55.4% 78.8% 100.0% $0.78 Current Offer The 6.3 million shares traded over the past year is 0.8x the current public float 94.6%

--Confidential-- 22 1,764,973 3,180,004 4,868,726 3,865,886 200,021 0 1,000,000 2,000,000 3,000,000 4,000,000 5,000,000 6,000,000 $0.00 to $0.50 $0.51 to $1.00 $1.01 to $1.50 $1.51 to $2.00 $2.01 to $2.50 0% 20% 40% 60% 80% 100% Volume Cumulative Volume (%) Volume by Price Two-Year Volume by Acquisition Price Source: Capital IQ. 12.7% 35.6% 70.7% 100.0% 98.6% $0.78 Current Offer Two-Year Volume History by Price (shares traded) The 13.8 million shares traded over the past two years is 1.7x the current public float

Valuation Summary

--Confidential-- 24 Imperial Capital‘s approach to assessing BIDZ included several methodologies. Due to certain qualitative considerations, including those outlined in the following slide, Imperial Capital focused primarily on the Discounted Cash Flow analysis, the Company’s inventory value based on a Net Orderly Liquidation Value, and to a lesser extent the Selected Company Analysis Discounted Cash Flow (“DCF”) Analysis – An analysis in which the value of a company is estimated based on the sum of the present value of the company’s unlevered discounted free cash flow for a forecasted period and the company’s terminal, or residual value, at the end of the forecast period Net Orderly Liquidation Value (“NOLV”) Analysis – A probable price for all inventory sold, net of expenses, costs and commissions estimated to be incurred, sold by a qualified liquidator Selected Company Analysis – An analysis in which the value of a company is estimated by applying indicative trading multiples of publicly traded companies that possess similar characteristics, including lines of business and financial profiles, to the relevant financial metric and segment of the company Imperial Capital also considered various other factors including: Premiums Paid Analysis – An analysis in which premiums paid per share of stock in selected change of control transactions are examined Qualitative Factors – In addition to quantitative analysis, Imperial Capital also considered a number of qualitative factors Imperial Capital did not present a Selected Transaction Analysis since it determined that there were not any transactions that were comparable to the Transaction Valuation Summary Methodologies

--Confidential-- 25 Lack of growth and profitability The Company’s revenues have declined significantly over the past three years from $207.4 million in 2008 to $86.4 million in 2011 and are expected to decline further in 2012 Q1 2012 revenues were 27.1% lower than Q1 2011 (the Company is forecasting a decrease of 18.5% from 2011 to 2012) BIDZ has not been profitable since 2009 and is not projected to be profitable until 2014 Unable to secure financing BIDZ has been unable to secure financing since its Bank of America Merrill Lynch revolving credit line was terminated on April 2, 2010 Slow inventory turnover As of 3/31/12, only $393K out of $26.8 million of the Company’s inventory had not been listed on its website for sale; the remaining balance of the inventory had been listed on the website and did not sell because there was no consumer interest above the reserve price Increase in competition The online auction market has become very competitive (eBay, Beezid, Quibids, uBid, etc.) with low barriers to entry Lack of diversified products BIDZ primarily offers jewelry, watches, accessories and brand name merchandise while other online auction and ecommerce companies have a broader range of products (CE, entertainment, sporting goods, toys, health and beauty, appliances, etc.) Valuation Summary Qualitative Considerations

Valuation Summary

Valuation Summary – Selected Methodologies

Methodology	BIDZ Metric	Implied Multiples			Enterprise Value			Equity Value per Share [1]		
Discounted Cash Flow [2]										
Bidz.com	-	-	-	-	$8.0	-	$9.0	$0.49	-	$0.54
Modnique	-	-	-	-	($0.2)	-	$2.4	$0.02	-	$0.17
Total Company				**Total:**	**$7.8**		**$11.4**	**$0.51**		**$0.71**
Inventory Liquidation Analysis		*NOLV [3]*								
3/31/2012 Inventory	$26.8	40%	-	60%	-	-	-	**$0.27**	**-**	**$0.56**
Premiums Paid Analysis		*Premium*								
Premiums Paid Analysis	$0.49	41%	-	49%	-	-	-	**$0.69**	**-**	**$0.73**
Selected Company Analysis [2]										
Bidz.com (EV / LTM Sales)	$65.1	0.1x			$7.2			$0.45		
Bidz.com (EV / CY'12P Sales)	$46.1	0.1x			$5.0			$0.33		
Modnique (EV / LTM Sales)	$14.5	0.6x			$8.7			$0.51		
Modnique (EV / CY'12P Sales)	$24.3	0.7x			$18.1			$1.02		
Total Company (EV / LTM Sales)				**Total:**	**$15.9**			**$0.96**		
Total Company (EV / CY'12P Sales)				**Total:**	**$23.1**			**$1.35**		

(1) *Enterprise value plus cash, divided by fully diluted shares outstanding, per the Company's 10Q filed on May 11, 2012.*

(2) *$1 million of cash was allocated to Bidz.com and $0.6 million of cash was allocated to Modnique to compute equity value. 3/31/12 balance sheets for Bidz.com and Modnique were provided by Company management on May 4, 2012.*

(3) *Hilco Appraisal Services, LLC conducted an inventory evaluation and concluded a Net Orderly Liquidation Value (NOLV) of 48.2% for the inventory as of December 31, 2009. The evaluation was conducted on behalf of Bank of America Merrill Lynch in conjunction with their asset-based financing. The implied equity value per share using the inventory liquidation method assumes all current liabilities as of 3/31/12 are paid off using all current assets including the adjusted inventory value based on the NOLV.*

Imperial Capital --Confidential-- 26

--Confidential-- 27 Summary Discounted Cash Flow Analysis – Bidz.com Key Assumptions / Observations Financial performance based on Management assumptions Discount rate range: 11.0% to 17.0% (1) Terminal EBITDA multiple range: 4.0x to 6.0x Assumed valuation date: 06/30/12 Projected Unlevered Free Cash Flow Valuation Summary Source: Company management. (1) See WACC calculation in appendix. (2) Tax rate assumed to be 40.0%, based on discussions with management on May 4, 2012. ($ in millions) December 31, 2H 2012 2013 2014 Total Revenue $23.3 $47.5 $50.8 Revenue Growth - 3.0% 7.0% Cost of Sales $16.2 $32.7 $35.0 Gross Profit $7.1 $14.7 $15.7 % margin 30.5% 31.0% 31.0% G&A 6.5 12.0 12.0 % growth - - 0.0% Selling & Marketing 2.0 3.3 3.3 % revenue 8.4% 7.0% 6.5% EBITDA (1.3) (0.6) 0.4 % margin -5.6% -1.3% 0.8% Depreciation & Amortization 0.1 0.3 0.3 EBIT (1.5) (0.9) 0.1 Taxes (2) - - 0.0 Taxed Affected EBIT (1.5) (0.9) 0.0 Plus: D&A 0.1 0.3 0.3 Less: Capital expenditures 0.3 0.3 0.3 Less: Change in Working Capital (6.3) (3.1) (0.6) Free Cash Flow 4.7 2.2 0.7 PV of Cash Flow 4.5 1.8 0.5 Enterprise Value Sensitivity Analysis EBITDA Exit Multiple $8.4 4.0x 5.0x 6.0x 11.0% $8.3 $8.7 $9.0 14.0% $8.1 $8.4 $8.7 17.0% $8.0 $8.2 $8.5 Discount Rate

--Confidential-- 28 Summary Discounted Cash Flow Analysis – Modnique Key Assumptions / Observations Financial performance based on Management assumptions Discount rate range: 10.0% to 16.0% (1) Terminal EBITDA multiple range: 8.0x to 11.0x Assumed valuation date: 06/30/12 Projected Unlevered Free Cash Flow Valuation Summary ($ in millions) December 31, 2H 2012 2013 2014 Total Revenue $13.6 $37.0 $55.5 Revenue Growth - 52.3% 50.2% Cost of Sales $10.4 $28.1 $41.7 Gross Profit $3.2 $8.9 $13.8 % margin 23.4% 24.0% 24.8% G&A 2.8 6.2 6.9 % growth - - 12.4% Selling & Marketing 1.5 4.0 5.9 % revenue 11.0% 10.7% 10.7% EBITDA (1.1) (1.3) 0.9 % margin -8.2% -3.4% 1.6% Depreciation & Amortization 0.0 0.0 0.0 EBIT (1.1) (1.3) 0.9 Taxes (2) - - 0.4 Taxed Affected EBIT (1.1) (1.3) 0.5 Plus: D&A 0.0 0.0 0.0 Less: Capital expenditures 0.0 0.0 0.0 Less: Change in Working Capital 1.6 1.1 1.7 Free Cash Flow (2.7) (2.4) (1.1) PV of Cash Flow (2.6) (2.0) (0.8) Source: Company management. (1) See WACC calculation in appendix. (2) Tax rate assumed to be 40.0%, based on discussions with management on May 4, 2012. Enterprise Value Sensitivity Analysis EBITDA Exit Multiple $1.1 8.0x 9.5x 11.0x 10.0% $0.2 $1.3 $2.4 13.0% $0.0 $1.1 $2.1 16.0% ($0.2) $0.8 $1.8 Discount Rate

--Confidential-- 29 Premiums Paid Analysis Control Premium Study Summary The offer price per share represents a 59.2% premium over the closing trade price as of May 15, 2012 The offer price per share represents a 39.2% premium over the arithmetic average of the closing trade prices during the thirty (30) consecutive trading days including and immediately preceding May 15, 2012 The offer price per share represents a 42.3% premium over the volume weighted average of the closing trade prices during the thirty (30) consecutive trading days including and immediately preceding May 15, 2012 Control Premium Study Premium Between 0% and 150% # of Median Average Deals Premium (1) Premium (1) 2nd Quarter 2012 0 - - 1st Quarter 2012 2 16.1% 16.1% 4th Quarter 2011 12 68.0% 64.1% 3rd Quarter 2011 2 29.0% 29.0% 2nd Quarter 2011 7 39.3% 42.2% 1st Quarter 2011 13 43.2% 49.0% 4th Quarter 2010 10 45.3% 51.6% 3rd Quarter 2010 8 42.3% 38.8% Average 40.5% 41.6% Weighted Average 47.0% 48.5% Low High Premium Range 40.5% 48.5% Implied BIDZ Share Price (2) $0.69 $0.73 Source: Thomson One. Search Criteria: All U.S. public acquisitions announced since May 9, 2010 with an enterprise value less than $100 million. (2) Based on BIDZ share price of $0.49 on May 15, 2012. (1) Premium based on target share price day prior to announcement, excluding premiums greater than or less than 1 standard deviation from the average premium.

Appendices

Selected Company Analysis

Selected Company Analysis

Selected Company Analysis – Bidz.com

Ticker	Company	Price (5/15/2012)	Market Cap	Enterprise Value (EV)	LTM Revenue	CY 2012 Revenue	LTM EBITDA	CY 2012 EBITDA	EV / Sales LTM	EV / Sales CY2012	EV / EBITDA LTM	EV / EBITDA CY2012
E-Commerce - Bidz.com												
OSTK	Overstock.com Inc.	$6.87	$160.9	$105.8	$1,051.2	$1,109.6	$1.4	$19.4	0.1x	0.1x	*N/M*	5.5x
VVTV	ValueVision Media Inc.	1.54	75.2	67.2	558.4	550.1	-4.0	-12.3	0.1x	0.1x	*N/M*	*N/M*
3328	netprice.com Ltd	308.55	34.3	3.4	123.9	N/A	-2.9	N/A	*0.0x*	*N/A*	*N/M*	*N/A*
Mean									**0.1x**	**0.1x**	**NA**	**5.5x**
Median									**0.1x**	**0.1x**	**NA**	**5.5x**

Selected Company Analysis – Modnique

Ticker	Company	Price (5/15/2012)	Market Cap	Enterprise Value (EV)	LTM Revenue	CY 2012 Revenue	LTM EBITDA	CY 2012 EBITDA	EV / Sales LTM	EV / Sales CY2012	EV / EBITDA LTM	EV / EBITDA CY2012
E-Commerce - Modnique												
HSNI	HSN, Inc.	$36.94	$2,128.9	$2,058.9	$3,213.9	$3,318.4	$266.5	$315.2	0.6x	0.6x	7.7x	6.5x
A028150	GS Home Shopping	91.01	572.0	296.5	794.0	894.9	96.9	108.5	0.4x	*0.3x*	*3.1x*	2.7x
NILE	Blue Nile Inc.	29.04	401.5	341.0	350.9	390.2	15.2	23.5	1.0x	0.9x	*22.4x*	*14.5x*
PRSS	CafePress Inc.	14.94	255.0	253.1	183.3	229.6	17.1	26.9	*1.4x*	*1.1x*	14.8x	9.4x
BFLY	Bluefly Inc.	1.60	45.7	41.3	98.9	N/A	-17.6	N/A	0.4x	*N/A*	*N/M*	*N/A*
3328	netprice.com Ltd	308.55	34.3	3.4	123.9	N/A	-2.9	N/A	*0.0x*	*N/A*	*N/M*	*N/A*
Mean									**0.6x**	**0.7x**	**11.3x**	**8.0x**
Median									**0.5x**	**0.7x**	**11.3x**	**8.0x**
BIDZ	**BIDZ.com, Inc. (Market Price)**	**0.49**	**9.0**	**7.4**	**79.6**	**70.3**	**-6.6**	**-5.6**	**0.1x**	**0.1x**	**N/M**	**N/M**
BIDZ	**BIDZ.com, Inc. (Current Offer Price)**	**0.78**	**14.3**	**12.7**	**79.6**	**70.3**	**-6.6**	**-5.6**	**0.2x**	**0.2x**	**N/M**	**N/M**

Source: SEC Filings, Capital IQ and Bloomberg

Enterprise Value is defined as market capitalization plus net debt, minority interest and preferred equity.

Italicized, NA, and NM values are excluded from mean and median calculations. Outliers are based on one standard deviation from the mean.

Any foreign securities are converted to USD for historical LTM figures as of the filing date, and for the equity price as of the most recent closing date.

Imperial Capital

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Selected Company Analysis

Selected Company Analysis – Operating Analysis – Bidz.com

Ticker	Company	Market Cap	% of 1 Yr. High	LTM Rev.	Revenue Growth 2010	Revenue Growth 2011	Revenue Growth 2012	Gross Margin	LTM EBITDA	EBITDA Margin %	EBITDA Growth YoY	Cash & ST Inv	FCF[1]	Inv.	Total Debt	Revolver Size	Revolver Drawn
E-Commerce - Bidz.com																	
OSTK	Overstock.com Inc.	$160.9	43.1%	$1,051.2	24.3%	-3.3%	5.2%	16.8%	$1.4	0.1%	-94.2%	$72.1	-$7.8	$16.6	$17.0	20.0	0.0
VVTV	ValueVision Media Inc.	75.2	17.6	558.4	-7.0	6.5	-2.2	36.6	-4.0	-0.7	82.3	33.0	-15.1	43.5	25.0	40.0	38.2
3328	netprice.com Ltd	34.3	40.1	123.9	-0.9	-3.9	NA	43.9	-2.9	-2.4	NM	45.6	-3.7	5.7	13.5	NA	NA
BIDZ	**BIDZ.com, Inc.**	**9.0**	**35.0**	**79.6**	**-5.1**	**-17.6**	**-18.5**	**26.5**	**-6.6**	**-8.3**	**NM**	**1.6**	**-6.7**	**26.4**	**0.0**	**NA**	**NA**

Selected Company Analysis – Operating Analysis – Modnique

Ticker	Company	Market Cap	% of 1 Yr. High	LTM Rev.	Revenue Growth 2010	Revenue Growth 2011	Revenue Growth 2012	Gross Margin	LTM EBITDA	EBITDA Margin %	EBITDA Growth YoY	Cash & ST Inv	FCF[1]	Inv.	Total Debt	Revolver Size	Revolver Drawn
E-Commerce - Modnique																	
HSNI	HSN, Inc.	$2,128.9	92.4%	$3,213.9	9.0%	6.0%	4.4%	34.6%	$266.5	8.3%	20.9%	$309.2	$220.6	$305.2	$239.2	150.0	31.0
A028150	GS Home Shopping	572.0	66.4	794.0	19.2	8.9	12.7	77.5	96.9	12.2	-10.3	275.5	82.7	36.1	0.0	NA	NA
NILE	Blue Nile Inc.	401.5	57.6	350.9	10.2	4.5	12.1	20.1	15.2	4.3	-27.1	61.2	10.1	30.4	0.7	NA	NA
PRSS	CafePress Inc.	255.0	65.8	183.3	23.6	37.2	30.8	43.1	17.1	9.3	37.8	27.7	13.3	5.1	3.1	NA	NA
BFLY	Bluefly Inc.	45.7	53.5	98.9	9.0	8.7	NA	24.1	-17.6	-17.8	NM	4.4	-17.6	0.0	0.0	7.5	4.2
3328	netprice.com Ltd	34.3	40.1	123.9	-0.9	-3.9	NA	43.9	-2.9	-2.4	NM	45.6	-3.7	5.7	13.5	NA	NA
BIDZ	**BIDZ.com, Inc.**	**9.0**	**35.0**	**79.6**	**-5.1**	**-17.6**	**-18.5**	**26.5**	**-6.6**	**-8.3**	**NM**	**1.6**	**-6.7**	**26.4**	**0.0**	**NA**	**NA**

Source: Capital IQ

(1) FCF defined as EBITDA less capital expenditures.

Imperial Capital

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WACC Calculation

WACC Calculation

WACC – Bidz.com

An appropriate discount rate, or cost of capital, provides investors with adequate compensation given the time value of money and the perceived risk of capital invested. Capital is defined as the sum of all equity and interest bearing debt.

The calculation of the cost of equity capital using the Capital Asset Pricing Model (CAPM) is as follows:

Re = Rf + (ß x (Rm - Rf)) + Rsm

Where:
- Rf = Return on a risk-free investment
- ß = Beta - a measure of the systematic risk of the firm compared to the risk of an investment in a fully diversified stock market portfolio
- Rm - Rf = The market risk premium defined as the expected return investors require for investing in a fully diversified portfolio (Rm) less the risk-free rate (Rf)
- Rsm = Small stock premium

We then calculated the WACC as follows:

Variable	Value		Source
Rd =	5.10%	(a)	Moody's BAA Corporate Bond Index
t =	0.4		Marginal Tax Rate
Rf =	2.67%	(b)	20-yr. Treasury Bond Rate - May 7, 2012
Rm - Rf =	6.62%	(c)	Equity Risk Premium
ß =	1.47		Computed Beta, see Page 2 of WACC Calculation
D % =	0.27	(d)	Debt/Capital Ratio
E % =	0.73		Equity/Capital Ratio
Rms =	6.10%	(c)	Decile 10 Premium (From Ibbotson's - $1.028MM to $206.795MM)

[	Rd x (1 - t)	x	D%]	+	[(Rf	+ (	ß	x	(Rm - Rf)) +	Rms)	x	E%]
[	5.10% x (1 - 40.0%)	x	27.00%	] + [	2.67%	+ (	1.47	x	6.62%) +	6.10%)	x	73.00%]

WACC =	Rd (1-t)	x	D%	+	Re	x	E%
[	3.06%	x	27.00%	] + [	18.48%	x	73.00%]

WACC (rounded) = 14%

(a) *Source: Moody's Corporate BAA Bond Index.*
(b) *Source: Federal Reserve Statistical Release.*
(c) *Source: Stocks, Bonds, Bills, and Inflation Valuation Edition 2012 Yearbook, Ibbotson Associates.*
(d) *Based on the average Debt/Capital of the comparable companies, excluding outliers.*

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--Confidential-- 36 WACC Calculation WACC (Beta) – Bidz.com ($ in millions) Company Name Beta MV of Equity Total Debt Cash TEV Tax Rate Total Debt/ TEV Overstock.com Inc. L 1.62 160.9 17.0 72.1 105.8 40.0% 16.1% ValueVision Media Inc. L 1.74 75.2 25.0 33.0 67.2 40.0% 37.2% netprice.com Ltd L 0.80 34.3 13.5 45.6 2.4 40.0% NM Average 1.4 90.1 18.5 50.2 58.5 40.0% 26.6% Implied D/E D / (D + E) * 1 / (E / (D + E)) 36.3% 26.6% * 1.36 Unlevered Beta Calculation Relevered Beta Calculation Bu = B = Bu(1+((1-t)(D/E))) Bu = 1.20 D/E = 36.3% t = 40.0% B = 1.47 Overstock.com Inc. = 1.52 ValueVision Media Inc. = 1.45 Industry Debt/Total Capital Calculations netprice.com Ltd = 0.65 Debt/Total Inv. Capital 26.6% Equity/Total Inv. Capital 73.4% Average 1.20 Source: Capital IQ and Bloomberg. Using B, t, D, and E for each individual company. The reported betas are for the comparable companies are first unlevered below and then relevered in the calculation to the right. B/(1+((1-t)(D/E)))

WACC Calculation

WACC – Modnique

An appropriate discount rate, or cost of capital, provides investors with adequate compensation given the time value of money and the perceived risk of capital invested. Capital is defined as the sum of all equity and interest bearing debt.

The calculation of the cost of equity capital using the Capital Asset Pricing Model (CAPM) is as follows:

Re = Rf + (ß x (Rm - Rf)) + Rsm

Where:			
	Rf	=	Return on a risk-free investment
	ß	=	Beta - a measure of the systematic risk of the firm compared to the risk of an investment in a fully diversified stock market portfolio
	Rm - Rf	=	The market risk premium defined as the expected return investors require for investing in a fully diversified portfolio (Rm) less the risk-free rate (Rf)
	Rsm	=	Small stock premium

We then calculated the WACC as follows:

Variable	Value		Source
Rd =	5.10%	(a)	Moody's BAA Corporate Bond Index
t =	0.4		Marginal Tax Rate
Rf =	2.67%	(b)	20-yr. Treasury Bond Rate - May 7, 2012
Rm - Rf =	6.62%	(c)	Equity Risk Premium
ß =	0.75		Computed Beta, see Page 2 of WACC Calculation
D % =	0.03	(d)	Debt/Capital Ratio
E % =	0.97		Equity/Capital Ratio
Rms =	6.10%	(c)	Decile 10 Premium (From Ibbotson's - $1.028MM to $206.795MM)

[	**Rd x (1 - t)**	**x**	**D%]**	**+**	**[(Rf**	**+ (**	**ß**	**x**	**(Rm - Rf))**	**+**	**Rms)**	**x**	**E%**	**]**
[	5.10% x (1 - 40.0%)	x	3.00%	] + [	2.67%	+ (	0.75	x	6.62%)	+	6.10%)	x	97.00%	]

WACC =		**Rd (1-t)**	**x**	**D%**	**+**	**Re**	**x**	**E%**	
	[	3.06%	x	3.00%	] + [	13.71%	x	97.00%	]

WACC (rounded) = 13%

(a) *Source: Moody's Corporate BAA Bond Index.*
(b) *Source: Federal Reserve Statistical Release.*
(c) *Source: Stocks, Bonds, Bills, and Inflation Valuation Edition 2012 Yearbook, Ibbotson Associates.*
(d) *Based on the average Debt/Capital of the comparable companies, excluding outliers.*

Imperial Capital

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--Confidential-- 38 WACC Calculation WACC (Beta) – Modnique ($ in millions) Company Name Beta MV of Equity Total Debt Cash TEV Tax Rate Total Debt/ TEV HSN, Inc. L 1.12 2,106.5 239.2 309.2 2,036.4 40.0% 11.7% GS Home Shopping L 1.26 575.8 - 275.5 298.4 40.0% 0.0% Blue Nile Inc. L 1.26 400.3 0.7 61.2 339.7 40.0% 0.2% CafePress Inc. L (0.68) 255.0 3.1 20.9 253.1 40.0% 1.2% Bluefly Inc. L 0.70 45.7 - 4.4 41.3 40.0% 0.0% netprice.com Ltd L 1.00 37.4 13.5 45.6 5.4 40.0% NM Average 0.8 570.1 42.7 119.5 495.7 40.0% 2.6% Implied D/E D / (D + E) * 1 / (E / (D + E)) 2.7% 2.6% * 1.03 Unlevered Beta Calculation Relevered Beta Calculation Bu = B = Bu(1+((1-t)(D/E))) Bu = 0.73 D/E = 2.7% t = 40.0% B = 0.75 HSN, Inc. = 1.05 GS Home Shopping = 1.26 Industry Debt/Total Capital Calculations Blue Nile Inc. = 1.25 Debt/Total Inv. Capital 2.6% CafePress Inc. = (0.68) Equity/Total Inv. Capital 97.4% Bluefly Inc. = 0.70 netprice.com Ltd = 0.82 Average 0.73 Source: Capital IQ and Bloomberg. Using B, t, D, and E for each individual company. The reported betas are for the comparable companies are first unlevered below and then relevered in the calculation to the right. B/(1+((1-t)(D/E)))